Exhibit 99.3

Consent of Independent Manager

Virginia Electric and Power Company and Virginia Power Fuel Securitization, LLC are filing a Registration Statement on Form SF-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of deferred fuel cost bonds. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a person to serve as an independent manager of Virginia Power Fuel Securitization, LLC in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Lisa M. Pierro
Lisa M. Pierro